{Arthur Andersen Letterhead]



June 21, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read paragraphs one through four of Item 4 included in the Amendment to Form 8-K, that announces the dismissal of Arthur Andersen, dated June 11, 2002 of National Wine & Spirits, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP


cc:  Patrick Trefun - National Wine & Spirits, Inc.